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                                                                   Exhibit 12.01





          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    For the Three Months Ended March 31, 1997
                             (Dollars in Thousands)




EARNINGS:

Earnings before income taxes                                         $  13,621
Earnings of less than 50% owned associated companies, net                  (85)
Interest expense                                                         2,201
Portion of rents representative of an interest factor                      228
                                                                     ---------

         Adjusted Earnings and Fixed Charges                         $  15,965
                                                                     =========

FIXED CHARGES:

Interest Expense                                                     $   2,201
Capitalized interest                                                       213
Portion of rents representative of an interest factor                      228
                                                                     ---------

         Total Fixed Charges                                         $   2,642
                                                                     =========

Ratio of Earnings to Fixed Charges                                        6.04
                                                                     =========



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